Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of Calpian, Inc. of our report dated November 30, 2015, relating to the financial statements of Calpian, Inc., which appear in the Annual Form 10-K of Calpian, Inc. for the years ended March 31, 2015 and 2014. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York
June 1, 2016